Exhibit 99.1

Client Id: 77 THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call EVENT DATE/TIME: JANUARY 22, 2018 / 1:00PM GMT OVERVIEW: Co. provided an update on Juno Therapeutics, Inc. acquisition. The total transaction value is approx. $9b, net of Juno’s cash and 9.7% existing ownership position or $87 per share. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call CORPORATE PARTICIPANTS Mark J. Alles Celgene Corporation - CEO & Director Nadim Ahmed Celgene Corporation - President of Hematology & Oncology Patrick E. Flanigan Celgene Corporation - Corporate VP of IR Peter N. Kellogg Celgene Corporation - Executive VP, CFO & CAO Robert Hershberg Scott Andrew Smith Celgene Corporation - President & COO CONFERENCE CALL PARTICIPANTS Alethia Rene Young Crédit Suisse AG, Research Division - Research Analyst Carmen Marie Augustine JP Morgan Chase & Co, Research Division - Analyst Carter Lewis Gould UBS Investment Bank, Research Division - Large Cap Biotech Analyst Eric Thomas Schmidt Cowen and Company, LLC, Research Division - MD and Senior Research Analyst Geoffrey Christopher Meacham Barclays PLC, Research Division - MD & Senior Research Analyst Geoffrey Craig Porges Leerink Partners LLC, Research Division - MD, Biotechnology, Director of Therapeutics Research and Senior Biotechnology Analyst Gregory James Renza RBC Capital Markets, LLC, Research Division - Associate Analyst Laura K. Chico Raymond James & Associates, Inc., Research Division - Senior Research Associate Matthew Kelsey Harrison Morgan Stanley, Research Division - Executive Director Mayur Amrat Somaiya Nomura Securities Co. Ltd., Research Division - MD Michael Jonathan Yee Jefferies LLC, Research Division - Equity Analyst Robyn Karnauskas Citigroup Inc, Research Division - Director and Senior Analyst Umer Raffat Evercore ISI, Research Division - Senior MD & Fundamental Research Analyst Ying Huang BofA Merrill Lynch, Research Division - Director in Equity Research PRESENTATION Operator Good morning, and welcome to the Celgene conference call. (Operator Instructions) I would like to hand the call over -- to introduce Patrick Flanigan, Corporate Vice President of Investor Relations. Patrick E. Flanigan - Celgene Corporation - Corporate VP of IR Thanks, Bryan, and welcome, everyone, to today’s conference call to discuss Celgene’s acquisition of Juno Therapeutics. Press release supporting this announcement in addition to the presentation for today’s webcast can be accessed by going to the Investor Relations section of the corporate website at www.celgene.com. Joining me on the call today with prepared remarks are Mark Alles, our Chief Executive Officer; Rob Hershberg, Head of our Business Development Group; Global Head of our Hematology/Oncology franchise, Nadim Ahmed; Peter Kellogg, our Chief Financial Officer; and Scott Smith, President and Chief Operating Officer. 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call As a reminder, during today’s call, we will be making forward-looking statements regarding our financial outlook in addition to regulatory and product development plans. These statements are subject to risks and uncertainties that may cause actual results to differ from those forecasted. A description of these risks can be found in our most recent 10-Q on file with the SEC. These statements speak only as of today’s date, and we undertake no duty to update or revise them. The planned tender offer discussed today has not yet commenced and our communication is not an offer or solicitation of an offer to purchase any Juno’s Therapeutics securities. On the commencement date of the tender offer, Celgene will file a Tender Offer Statement on Schedule TO with the SEC, and Juno will file a Solicitation/Recommendation Statement on schedule 14D-9 together with other offer materials. We urge you to read these materials that contain important information when they become available. I would now like to turn the call over to Mark. Mark J. Alles - Celgene Corporation - CEO & Director Thank you, Patrick. Good morning. Thank you, everyone, for joining us today. A very significant day for Celgene, for our partner Juno Therapeutics and for the patients we seek to serve as we announce that we are bringing together 2 organizations with a shared vision to make cancer or chronic illness while we work towards a cure. Following my remarks, Dr. Rob Hershberg will review Juno scientific platform and manufacturing capabilities, Nadim Ahmed will provide insights about the key commercial drivers of value for the deal, Peter Kellogg will discuss the financial terms of this transaction and its Impact on our outlook and Scott Smith will summarize our perspective about the promise and potential this acquisition represents for patients and our shareholders. Strategically, this transaction is the most recent example of our commitment to discover, develop and commercialize truly innovative medicines with a potential to help patients with very serious diseases with better and longer lives. This is our mission, our value proposition and it shapes everything we do. We believe that adding Juno to Celgene now fits incredibly well into our strategic development and commercial priorities. It is an important step in executing our strategy to sustain industry-leading growth by focusing on disruptive, innovative medicines and immediately establishes Celgene as a global leader in the rapidly emerging field of cellular immunotherapy. We expect this acquisition to meaningfully contribute to revenue and earnings growth well into the next decade. In just the past 5 years, cellular immunotherapy for the treatment of certain blood cancers has emerged, not only as a validated platform, but also as one of the most promising therapeutic approaches for patients with relapsed and refractory myeloma or lymphoma. While the scientific, clinical and regulatory landscape in this field is rapidly evolving, we believe that we are only at the very beginning of unlocking the potential of immunotherapy for patients with hematologic malignancies. In the near term, we anticipate several value drivers to emerge from our commitment to this technology and science. First and perhaps more most importantly, the rapid advancement of bb2121, a BCMA targeted CAR T therapy, in development with our partner, Bluebird Biosciences, remains one of our most important corporate priorities. The clinical profile of bb2121 continues to demonstrate the potential to dramatically change the myeloma treatment paradigm and is expected to be approved in the U.S. by 2020. We intend to explore CAR T therapy for the treatment of other hematologic malignancies such as acute myeloid leukemia and importantly, the potential application of cellular immunotherapy in solid tumors while very early, is also a significant area of interest and opportunity. For these reasons and many others, we are excited to be taking an even bolder position in cellular immunotherapy with the acquisition of Juno. There are significant advantages in acquiring Juno now. Notably, the manufacturing and maturing clinical profile of JCAR017 suggests a potentially best-in-class therapy for lymphoma and an important addition to our existing hematology portfolio. Operationally, this acquisition allows us to accelerate Juno’s pipeline and capture 100% of global economics from JCAR017 and all future products. Our ability to immediately capitalize on current and future advances in cellular immunotherapy and to add new opportunities in this dynamic field is also significantly enhanced. The combination of Celgene and Juno creates a preeminent cellular immunotherapy company with a scientific, clinical, regulatory and commercial strength to optimize the potential of both bb2121 and JCAR017 and to shape the future of this entire field. It enhances our ability to discover novel CAR constructs with new targets in different diseases and adds more than 100 leading scientists to Celgene’s global Hematology & Oncology research network. And this powerful combination enables us to continue to develop process improvements with a potential to build on Juno’s existing novel and scalable CAR T manufacturing platform. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call Before turning the call over to Rob, I’d like to congratulate and thank Hans Bishop, his leadership team and his Juno colleagues for their incredible work and achievements. We have been partners since 2015 and are confident that acquiring Juno now multiplies our ability to bring the full potential of CAR T therapy to patients worldwide. We look forward to welcoming the Juno team to Celgene very shortly. Now I’d like to turn the call over to Rob Hershberg, Executive Vice President, Business Development and Global Alliances, who is joining us from Seattle today. Fittingly, Rob is the architect of Celgene’s immuno-oncology center of excellence based in Seattle, a footprint which is now positioned to expand significantly with the addition of the Juno team also based there. Rob? Robert Hershberg Thanks, Mark, and good morning, everybody. I’m pleased to briefly provide some additional scientific background on the remarkable platform that Juno had developed, and that we at Celgene believe this provides a strategic fit with our pipeline and vision in the rapidly emerging field of immuno-oncology. On this slide, I’ll start from the upper left and proceed clockwise. Cellular immunotherapy using T cell focuses on 2 main technologies: CAR T cells expressing a hybrid receptor capable of recognizing targets expressed on the surface of a cell such as CD19 and BCMA; and T-cells engineered to over express a single T cell receptor capable of recognizing a processed peptide antigen in the context of a patients own HLA system. Importantly, in both cases, the identification of appropriate target is critical. Hematologic cancers to date have proven to be more sensitive to this overall approach. And as Mark said, we anticipate that solid tumors will also prove very sensitive. My colleague, Nadim Ahmed, will describe to you the clinical data that are emerging from the Juno pipeline. However, I’d like to point out that not all CAR T cell products, even though is recognizing the exact same targets of a CD19 are identical. We had a luxury of working with our colleagues at Juno with collaborators for the past several years and have seen their focus and differentiation in their approach to making CAR T cells in a defined and consistent manner. We believe that this attention to detail may have critical advantages, including the emergence of a potentially improved therapeutic index to their products. Importantly, this focus on manufacturing and process development has been a hallmark of Juno’s activities from their onset, and we believe this will continue to help drive innovation and improvements as this field continues to rapidly evolve. One improvement I’d like to highlight is the reduction in the turnaround time of the so-called vein-to-vein time for these products. While the numbers listed on this slide remain aspirational, we believe that our combined efforts and investment can provide a leadership position for Celgene in this important area. Finally, in a scientifically intense and often complicated area like cellular immunotherapy, it’s critical to work with individuals and groups with deep scientific and clinical expertise. We look forward to continuing and extending our relationships with the pioneers and scientific leaders that have comprised the founders and advisers to Juno. I’d like to underscore that the Juno platform and pipeline complements Celgene’s existing immuno-oncology efforts. I’ll discuss our commitment to BCMA, including bb2121 in the subsequent slide. Here, I wanted to remind you of the increasing number of immuno-oncology programs at Celgene with and without -- within our vast partner network. The recent acquisition of an anti-PD-1 antibody, BGB-A317 to our pipeline provides the necessary efficiency and flexibility to develop novel I/O combinations in various cancers. In addition, we have a massive broad collection of assets targeting important cellular populations, including effector and regulatory T-cells, actual killer cells and various monocyte and macrophage populations, including so-called myeloid-derived suppressor cells or MDSC. Collectively, these programs provide a terrific complement to Juno’s emerging pipeline, particularly in the pursuit of solid tumor activity where combinatorial approaches may be required. We will continue to focus business development activity in immuno-oncology broadly and in cellular immunotherapy. We will believe -- we believe that this will be essential that combine Celgene and Juno efforts to remain at the forefront of the emerging science and clinical development in this dynamic and valuable space. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call To this end, we have shared a vision with our colleagues from Juno and many leaders in the field of immuno-oncology that future advances will depend on a translational focus and an ability to deeply interrogate clinical samples. It is very exciting that Juno’s efforts in translational medicine focusing on how to understand their T cell products in patients adds to our broader efforts in our Immuno Oncology Thematic Center of Excellence in Seattle. Here, we are integrating computational and data science with state-of-the-art immune monitoring and immune profiling. The combined efforts on this front in Seattle and Celgene-wide has the potential to define new products in combinations that will target the right immunotherapies, including cellular products to patients that desperately need them. Finally, no discussion of our immuno-oncology pipeline at Celgene would be complete without a few words about BCMA, a truly important immunotherapy target expressed on various hematologic cancers, most notably multiple myeloma. Our commitment to patients with multiple myeloma remains as strong as ever and with Juno, we are now adding to our pipeline of products targeting BCMA. As Mark stated, we’ll remain focused on our outstanding collaboration with Bluebird Bio and our rapid advancement of bb2121 as a first-in-class CAR T product in multiple myeloma. As we detailed at ASH last year, the data from bb2121 is nothing short of remarkable. And together with our colleagues from Bluebird, we will aggressively advance this breakthrough therapy in registration clinical studies this year. I’m delighted to tell you that we have now moved our T cell engager, CC-93269, into clinical development with the submission and acceptance of our IND. And we continue to advance our BCMA targeted antibody drug conjugate, which originated from our collaboration with Sutro towards the clinic. We are very excited to see how these data emerge from these assets. With the Juno acquisition, we add JCARH125 as an additional product in our BCMA campaign. This product is now in early clinical development and has the potential to add a new dimension to this highly competitive and rapidly advancing space. In summary, we see BCMA as a very important target for patients and are committed to advancing a portfolio of BCMA-based products with different mechanisms and different profiles in order to benefit as many patients as possible, which is core to our mission at Celgene. With that, I thank you, and will hand it over to my colleague, Nadim Ahmed, the President of Hematology & Oncology at Celgene. Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology Thanks, Rob, and good morning, everyone. This acquisition immediately adds 2 highly attractive assets to our hematology portfolio in our 2 key disease areas of lymphoma and multiple myeloma. The acquisition also provides access to a leading cellular immunotherapy platform, which complements our next-generation immuno-oncology assets, as you heard from Rob. The Juno portfolio also provides an opportunity longer term to add additional indication, including solid tumors, as the technology advances. JCAR017 is a potential best-in-class asset with a differentiated clinical profile relative to other CD19 assets, importantly, including a potential reduction in both the incidence and severity of neurotoxicity. We have already closely partnered with Juno in developing a broad clinical plan for JCAR017 across multiple patient segments in lymphoma with a U.S. approval expected in 2019. We also have additional plans to explore JCAR017 in CLL. JCAR017 represents an anchor molecule within our own multimodality approach to the treatment of lymphoma, including protein homeostasis and epigenetics, and it also accelerates our strategy to build global leadership in this important therapeutic area. JCAR017 represents a near-term U.S. approval, which delivers significant revenue beyond 2020 in the order of approximately $3 billion. I will now turn the call over to Peter Kellogg. Peter N. Kellogg - Celgene Corporation - Executive VP, CFO & CAO Thank you, Nadim. As the team has highlighted, the acquisition of Juno is another example of how we are executing on our strategy to position the company to grow beyond 2020 and to deliver long-term shareholder value. Now Celgene has made cellular immunotherapy as a focus for some time now, and this strategic investment expands our commitment to this very exciting area. We anticipate JCAR017’s first approval in 2019 and for that therapy to achieve global peak sales of approximately $3 billion. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call Now turning to the deal terms. We’re acquiring Juno for $87 per share. The total transaction is a purchase of approximately $9 billion, net of Juno’s cash, and our 9.7% existing ownership position. We are using our strong balance sheet and cash position to finance this transaction. We plan to use a mix of existing cash and issuing new debt for permanent funding. Importantly, we have already reviewed this transaction with credit agencies. And upon completing the transaction, we expect a balance sheet with a capital structure consistent with our strong investment-grade profile. We will continue to have significant financial capacity to pursue other strategic priorities and to take actions to drive post-2020 growth. The transaction is expected to be completed in the first quarter of 2018. Now of course, a deal of this nature will have a dilutive impact this year, and we will update you with the anticipated dilution range when the deal closes. The Celgene team will work to minimize the impact of dilution and in 2019, and we are committed to being neutral to our earnings targets for 2020. We have several mechanisms to achieve this goal, including better-than-expected operating performance this year that creates a new base when viewing future periods and the multiple expense levers that we have such as prioritizing our internal spending to advance the best-in-class programs. Thank you, and now I’d like to turn the call over to Scott. Scott Andrew Smith - Celgene Corporation - President & COO Thank you, Peter. This important acquisition further strengthens our already robust pipeline and reflects Celgene’s long history and dedication to providing patients worldwide with life-changing therapies. The pace of innovations within cellular immunotherapy is indeed accelerating. By acquiring Juno their broad platforms with CAR T and TCR, world-class scientists and novel therapies, we immediately solidify our long-term commitment in this space. We continue to aggressively execute on our strategy of adding late-stage assets and bringing medical innovation to patients worldwide. JCAR017, together with BGB-A317 and fedratinib, represents the third late-stage asset acquired in the past 9 months. These products, together with ozanimod, bb2121, luspatercept and others, could yield over $16 billion incremental peak revenue through 2030. Celgene will bring our deep experience in Hematology & Oncology drug development, regulatory expertise and global commercial reach to accelerate Juno’s pipeline and maximize the potential of our now broader cellular immunotherapy portfolio. This puts us at the forefront to advance next-generation cellular therapies as well. We are extremely excited to welcome the talented employees of Juno into the Celgene family as we take this important next step in fighting cancer and building a global immunotherapy center of excellence in Seattle. Thank you. I will now turnover for questions. QUESTIONS AND ANSWERS Operator (Operator Instructions) And our first question will come from the line of Cory Kasimov with JPMorgan. Carmen Marie Augustine - JP Morgan Chase & Co, Research Division - Analyst This is Carmen on for Cory. Could you outline the assumptions underlying your $3 billion global peak sales estimate for JCAR017? Which indications in line with therapy this will include? Mark J. Alles - Celgene Corporation - CEO & Director Thank you. Nadim, I’ll take that question. I think our view is that CAR T therapy continues to offer a transformative treatment in the area of lymphoma. Broadly speaking, our assumptions are based on significant penetration in diffuse large B-cell lymphoma across multiple patient segments. And we also believe that currently, the opportunity is very large in terms of displacing current therapies that are being used to treat diffuse large B-cell lymphoma. So we feel that the penetration of CAR T will be large across patient segments in diffuse large B-cell lymphoma and then with a 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call best-in-class profile of JCAR017, we feel we’ll have rapid market penetration within the CAR T space. So it’s a combination of deep and rapid penetration of the CAR T class in diffuse large B-cell lymphoma and within that JCAR017 existing are the best-in-class potential assets. Carmen Marie Augustine - JP Morgan Chase & Co, Research Division - Analyst Okay. One follow-up. Do you intend to watch JCAR017 in the outpatient setting consistent with Juno’s earlier view? Mark J. Alles - Celgene Corporation - CEO & Director So our plan is to continue to monitor the emerging profile. I think certainly, our safety profile allows us the opportunity to review the breadth of prescribers and settings for which this modality will be used. And I think if we continue to see the emerging safety profile that we’ve seen to date, there is that opportunity in specialist centers in the sort of setting that you described. Operator And our next question will come from the line of Eric Schmidt with Cowen. Eric Thomas Schmidt - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst Maybe just a follow-up to that last question. So we’re assuming no sales in non-DLBCL to get to that $3 billion peak estimate? And do you also have a view on the overall market for CD19 therapies in DLBCL? In other words, do you think that JCAR017 needs to be a majority player or market leader to achieve that $3 billion in peak sales potential? Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology Just to clarify, there is -- there are some assumptions around potential penetrations. CLL also as well as diffuse large B-cell lymphoma, but the majority of the revenue on assumptions are based on diffuse large B-cell lymphoma. I think in terms of JCAR017 specifically, I think we continue to believe that having a best-in-class profile will allow us to have significant market share in this space. Operator And our next question will come from Geoff Porges with Leerink. Geoffrey Craig Porges - Leerink Partners LLC, Research Division - MD, Biotechnology, Director of Therapeutics Research and Senior Biotechnology Analyst Congratulations to both sides for this transaction. Nadim, a couple of questions. First, how do you envisage the competitive dynamic mix playing out in the treatment centers, given that you’ll be third to market on the treatment centers presumably going to have a certain amount of attachment to the first 2 participants in the market? Secondly, in order to displace those incumbents, could you give us a sense of what incremental resources you’re required? Do you have coverage of those centers already? Are you going to have to hire a new sales force? How should we be anticipating the step-up in SG&A spend in 2019? And then lastly, could you just confirm whether or not you have plans or an opportunity to study JCAR017 with BGB-A317 or durvalumab? 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology Thanks, Jeff. So let’s start with the second question first. So I think our view is because we already have a very large expansive global commercial footprint that -- in hematology, so I think this fits nicely into our continued efforts in the lymphoma space. So from that perspective, I think we’re feeling very good about the synergy. Having said that also, of course, we want to make sure that this we recognize that this is a different technology. It’s not drug x, so that we provide that very high level of customer service at the sites where these therapies will be administered. So I think part of our offering will be our expansive geographical footprint, the profile of the molecule and then the services that we wrap around this asset with our customers. So we’re feeling very, very good about that. In terms of your last question, Geoff, I think clearly, checkpoint inhibition as well as other immuno-oncology assets need to be tested in combination with these therapies. And we’ll do that. And we’ll decide which checkpoint inhibitor based on our go-forward development plans. Geoff, remind me of your first question. Geoffrey Craig Porges - Leerink Partners LLC, Research Division - MD, Biotechnology, Director of Therapeutics Research and Senior Biotechnology Analyst How the competitive dynamics going to play out at the treatment centers given that you’ve got 2 competitors ahead of you and it doesn’t look as though they can easily switch? Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology Okay. Great question. So let me start again by pivoting back to what we believe to be a potential best-in-class profile. So I think if you bring the offering, especially in the area of potential safety benefits, I think certainly, our customers in those specialist centers will gravitate towards JCAR017 is our belief because of the lower resource utilization, the intensive service around dealing with some of those toxicities. So that’s #1. And then I think in general the way to look at this market is the competition is actually the other therapies that are currently ineffective and used in this space. So we feel that there’s room for multiple CAR T therapies to penetrate diffuse large B-cell lymphoma because it’s such a transformative modality of treatment, and I think the combination of our reach, our commercial footprint and the service offerings are the best-in-class profiling, I think we have the opportunity to significantly penetrate those centers. Operator And our next person will come from the line of Geoff Meacham with Barclays. Geoffrey Christopher Meacham - Barclays PLC, Research Division - MD & Senior Research Analyst Congrats on the deal. Outside of JCAR017, can you talk about may be at a higher level of value for the deal that you’ve given BCMA or the platform? And then more detail on BCMA. When you look at the overlap, what would you imagine the kind of the decision points would be just from a competitive standpoint and given the different range of assets that you have access to? Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology Sure. So let me address the last question first. So I think we have a broad BCMA campaign. And I think we feel that given how the target has now been both scientifically and clinically validated, we want to continue to have multiple options to address this target in this disease. So just as we have continued to move forward with multiantibody plays in this setting, we believe continuing that broad cellular immunotherapy directed target towards the BCMA makes sense, which is why we’re excited about the multiple CAR T opportunities there. We think that BCMA is going to continue to be a very strong signal for this disease, and so we’re going to continue to make sure that our BCMA campaign is as broad as it can possibly be. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call Scott Andrew Smith - Celgene Corporation - President & COO Additionally, I think -- this is Scott. We put significant value on, not only JCAR017, but also the BCMA asset in the platform. We think that there are some very unique and differentiated capabilities in Juno in Seattle and their platforms, we believe, give us the best opportunity to not only continue to develop first-generation CAR Ts and TCRs but also second, third, fourth generation products. And so we put value on both the BCMA program and on other assets and other programs in the pipeline. Operator Our next question will come from the line of Robyn Karnauskas with Citi. Robyn Karnauskas - Citigroup Inc, Research Division - Director and Senior Analyst So I guess, 2 questions. As we see the safety data so far looks better and the profile looks much better than what we’ve seen with Gilead’s program. Is there any data that you’re seeing like a blinded date or blinded safety data that support your belief that they’ll continue to maintain that benefit in Phase III, because I know there’s a lot of controversy on whether or not patients will actually cause that. And the second question was that you mentioned that you could develop Juno’s programs quicker by acquiring their assets right now. Can you talk a little bit more about the pipeline? And how you can actually accelerate development of it? Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology Sure. So in terms of the safety profile, I think your question is a good one. I think when we talk about patient selection, that we usually apply that to the efficacy context because safety other than having a very late-stage patients, I think we’re feeling good that from a safety profile that as you look across products and again I say potentially because we’re talking about Phase II data, that our profile is looking potentially best-in-class profile. So we feel that the actual difference in patient selection probably is impacting safety less than it would potentially impact efficacy. And then as we think about the future pipeline, I think our view is that with JCAR017, again we’re going to continue on a plan that was built in partnership with Juno to then reach as many patient segments as possible in this space. And we’re excited about the emerging efficacy and safety profile to be a potential best-in-class asset. And remind me of your first question. Scott Andrew Smith - Celgene Corporation - President & COO I can take that for you Rob. This is Scott. Thank you for the question. I think one of the real benefits that we see of this acquisition at this time is you have a group in Juno with tremendous science, cutting-edge scientists working on very, very interesting valuable programs. We can bring as a global company a very substantial global reach and significant increase in resources to help move a number of those programs forward. We’ve got very large and very experienced development teams in the hematology space particularly, and we can apply our global resources to help really accelerate these programs where we think that there’s tremendous value that could be unlocked in this deal if we’re able to do that. Robyn Karnauskas - Citigroup Inc, Research Division - Director and Senior Analyst Let me get started with a direct question. So does anyone at Celgene or Juno have access to blinded Phase III safety data, blinded? Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology No. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call Mark J. Alles - Celgene Corporation - CEO & Director Mark. That would not be unusual, right? You’re asking a question about blinded data. No one would be at this point looking at a blinded clinical trial as part of our review. I can tell you that the clinical diligence that the team conducted, in part because we’ve been partners with Juno for multiple years, we’ve done a lot of work together in the hematology space is we’re very familiar with it. We have done patient level review of each of the patients treated with JCAR017. And we’ve looked beyond that at some of the other data from the pipeline assets, which today numbers about 8 different CAR approaches. So with clinical diligence and our view through diligence really solidified and gave us great confidence that, as Nadim has pointed out multiple times, Juno is emerging with the best constructs leading to differentiated safety and as we look forward to more clinical efficacy perhaps a better overall therapeutic profile. Thanks. Operator And our next question will come from the line of Michael Yee with Jefferies. Michael Jonathan Yee - Jefferies LLC, Research Division - Equity Analyst Congrats on the deal. On the BCMA platform, which you described has given significant credit to you, can you just remind us how any of these programs, particularly JCARH125, would Impact the Bluebird partnership, the economics there or how any of these other BCMA candidates would impact that partnership or economics? Mark J. Alles - Celgene Corporation - CEO & Director Michael, it’s Mark. Thanks for the question. It’s very important question. One that you can imagine we thought about and have thought about since the combination of Celgene’s partnerships with Juno and Bluebird years ago. There is no change in our strong partnership with Bluebird. We’re very excited, as you heard from Rob, from me, from Nadim and others, that bb2121 is emerging as one of the most important products I’ve seen in my years at Celgene in oncology for the treatment of myeloma. We see this as really transforming the disease landscape. From a partnership point of view with Bluebird, Celgene’s stand-alone, bb2121 is among our greatest corporate priorities, and I don’t see that changing in any way, shape or form because of today’s transaction announcement. Thanks for the question. Operator And our next question will come from the line of Matthew Harrison with Morgan Stanley. Matthew Kelsey Harrison - Morgan Stanley, Research Division - Executive Director I just wanted to ask on manufacturing. I think a topic that maybe we haven’t discussed in a lot of detail before. Could you just talk a little bit about where you see Juno’s manufacturing in relation to the manufacturing that you were building? And how manufacturing and supply chain here is going to influence your ability to bring these products to market, including bb2121? Mark J. Alles - Celgene Corporation - CEO & Director Matthew, thanks. It’s Mark. I’m going to do a little bit of triage here. Rob, I’m assuming you’re there, so let’s let Rob Hershberg since he’s actually in Seattle talk a little bit about it. And then of course, Scott is here with his thoughts and comments. Rob? 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call Robert Hershberg Thanks, Mark, and thanks for the question, Matthew. So of course, I think you highlighted the key -- one of the key parts in the whole field is the ability to make these products as efficiently and one of the things that attracted us to Juno was their myopic focus on this aspect of the supply chain. Now just to point out, as you know, there is an independent manufacturing chain for our 2121 product, which will be manufactured by Celgene (inaudible) and the products from Juno, but this is a critical focus of the company moving forward, and we look forward to efficiencies and leading the charge on innovation in this space Scott Andrew Smith - Celgene Corporation - President & COO Thanks Rob, and I think from my perspective, it was very -- the manufacturing capabilities what they were able to do, the way that I think we believe that this can be scaled up was a very, very important careful consideration in what we were doing. We believe it could be a significant competitive advantage, not only in the speed and quality of the product but the ability to scale in a way, which will allow us to really do new clinical work globally and go into a number of different indications and be able to also, I think importantly, obviously, supply the commercial marketplace as well. So it was an area of very careful consideration that we believe ultimately, will be an area of competitive advantage for us. Matthew Kelsey Harrison - Morgan Stanley, Research Division - Executive Director And so just to follow up, just to be clear. So even after the acquisition of Juno, there can be no cross-pollination between the bb2121 manufacturing and the Juno manufacturing? Mark J. Alles - Celgene Corporation - CEO & Director Correct. Operator And our next question will come from the line of Umer Raffat with Evercore ISI. Umer Raffat - Evercore ISI, Research Division - Senior MD & Fundamental Research Analyst A quick one and a valuation follow-up if I may. So perhaps the quick one is perhaps this is for you, Nadim. How do you -- Nadim, when you looked at all the clinical data, is there any differences in how CRS was defined between how Juno conducted it versus the Gilead Kite CRS definitions, which are in their protocol as well as overseeing from Novartis? I’m just very curious if there is or isn’t any meaningful difference in terms of definition. And then perhaps a broader question for you, Mark. Just wanted to understand how you thought of valuation. I saw the $3 billion peak sales estimate in the press release. In theory, that explains the entire evaluation. Is that right? And I’m curious how are you thinking about the odds of success in showing any activity in solid tumors? Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology So Umer, I can take the safety one. So because a neurotox in this setting is emerging with this type of therapy, then you might see some differences between the scales used. This was the safety scale for this in University of Pennsylvania, for example, has developed before we had a good understanding of how CAR T operated in this space. So you might see subtle differences, but at a very high level, we feel good about the emerging safety profile across the assets and the potential best-in-class safety profile that JCAR017 offers. But technically, there may have been slightly different scales used. But overall, I think we feel good about the safety profile of JCAR017. 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call Peter N. Kellogg - Celgene Corporation - Executive VP, CFO & CAO This is Peter. Umer, I’ll take the question on valuation. So you’re right. First of all, we think JCAR017 has, for all the reasons Nadim has highlighted before, does have a lot of potential. And in fact, as we’ve been working on this for quite some time, we really do believe the wholesaler immunotherapy will be a big part of the next decade of revenue growth and revenue contribution to Celgene’s profile, which is a big strategic priority for us. Now we’ve highlighted for now well over for a year our prioritization of the BCMA receptor in that dynamic across multiple modalities. This just adds to that, but we do think that the BCMA space of CAR T will be a very large and meaningful opportunity, and now we have 2 assets in that space. There will be a lot of players coming into that space, they will be very competitive, and we have to be ready to operate in the best way possible. No drug is yet approved in that space so just to be clear. There’s a lot of work to be done, but boy, the potential is just enormous. But really importantly, well beyond those 2 assets, there is a whole range of targets and assets to be worked on. And as Rob highlighted in his presentation, you really need to look at this broadly, both in terms of the initial dosing, whether it’s any maintenance therapy, whether it’s any combination assets or whether some -- start with CAR T and follow with something else. And I think there’s going to be a richness of understanding the patient’s reaction and the biology of what’s happening. It will drive -- it sounds like Rob knows -- so Rob, I apologize, but there’ll be a richness to kind of the whole therapeutic approach, and so we think it’s very exciting area. And so we think about the valuation, I encourage you to step back and think very broadly on the cellular immunotherapy area and how high potential that could be, not just in lymphoma and multiple myeloma, but also in other areas. Now on solid tumors, a little hard to put any real value on that at this point. We see that as an optionality area. Rob mentioned that we believe there’s a very good thesis for how that can come together. And so we will be working on that with the team very strongly. But that’s sort of to come. But I do think the slides that Rob showed highlights the breadth of our program, the multiple assets we have to work with. And as we move forward post 2020, we see there is a very rich and high-value area of development. Mark? Mark J. Alles - Celgene Corporation - CEO & Director Umer asked a 3-part question, so he’ll get a 3-part answer from 3 people. Sorry for belaboring. In our evaluation model, the technology platform, as you might expect, was a sign significant value because, of course, this was one of the big drivers of the deal. We want to leapfrog from participating in CAR T to shaping CAR T. And that, of course, would then have to be at a value driving the deal. As Peter pointed out, Rob pointed out, we’re enormously excited about transitioning or translating the promise of CAR T therapy from only hematologic malignancies to solid tumors. And our belief is that the Juno combination of scientists, technology with our interest and our approach to solid tumor drug development really gives us a chance to be at the forefront of shaping how CAR T therapy ends up treating solid tumors. We already heard from Geoff his question about would we combine A317 with various checkpoint inhibitors and also a CAR construct? Nadim answered it yes. That’s really all upside to the deal. Operator And our next question will come from the line of Carter Gould with UBS. Carter Lewis Gould - UBS Investment Bank, Research Division - Large Cap Biotech Analyst Great, and congrats with the deal. Peter, Mark, I apologize for this question following your prior questions, but underlying the valuation, were there any assumptions like clinical differentiation relative to your existing efforts with -- in BCMA? And then I believe Juno had talked about having initial data from 125 in the back half of the year and potentially rolling into a pivotal study this year. Any reason those assumptions should shift? Peter N. Kellogg - Celgene Corporation - Executive VP, CFO & CAO Let me start on the valuation part and I’ll ask Nadim to talk about the assumptions and the game plan going forward. Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology By the way you don’t have to apologize, it’s okay, we will answer questions, we’ll have to. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. 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Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call Peter N. Kellogg - Celgene Corporation - Executive VP, CFO & CAO And I will try not to sound like Rob on this one. But basically, really the BCMA space as we’ve highlighted now is so large and high potential. The impact that we’ve seen already in the early data as well as the focus on developing this not just in fourth line, but third line and moving forward in the high-risk patients and other areas is enormous. And I think I’d encouraged everyone not to think about just the first dose approach but actually, on ongoing treatment for a patient over time, which is the secret of multiple myeloma’s really, as Mark said, better and longer lives. So in fact, I think for BCMA, we do see that there’s a huge potential. We think having multiple assets there is no kind of prioritization or we’re going to push hard to develop and become the leader in this space with all the assets that we have. Nadim? Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology Yes. So just I’ll pick up a couple of things, just a reminder again that bb2121 remains a core priority and a first-in-class molecule that’s going to transform the way myeloma is treated. I think with JCARH125, it gives us additional optionality. I think it’s very early in terms of not having dosed the patients to talk about what could differentiate it and the emerging political profile will show us that. As we get those data, then we’ll be able to more definitively say when we would enter into pivotal studies. Operator Our next question will come from the line of Ying Huang with Bank of America Merrill Lynch. Ying Huang - BofA Merrill Lynch, Research Division - Director in Equity Research Just a quick one on the solid tumors side. Given your due diligence process, have you ever seen any clinical activities from Juno’s CAR T in solid tumor types? And then secondly, maybe I have question for Peter. Given this $9 billion acquisition, does that preclude another similar deal on the same scale at $10 billion without any downgrading your credit rating? Mark J. Alles - Celgene Corporation - CEO & Director Peter why don’t you go first and then we’ll go to Rob for the clinical question. Peter N. Kellogg - Celgene Corporation - Executive VP, CFO & CAO Sure, I’d be glad to. So, Ying, obviously, we think a lot about our capacity and so forth and work with both our credit agencies as well. This does not preclude us from moving forward with further transactions that they make sense and that they create. They represent real value creating opportunities. As you know, our focus is very strongly on building kind of the next generation of assets for the 2020, the 2030 time frame. Clearly, this acquisition today fits there perfectly. We think this will be a, not just -- don’t think just JCAR017 but a significant multibillion dollar opportunity if we execute this well. We think the whole cellular immunotherapy space will be one that much like check pointing inhibitors earlier, this will be one where we will be moving forward in a big way and will be a extremely high potential space. Financially, we can continue to move forward. Obviously, with tax reform and with a strong operating cash flows of the company and the growing profile of the company, we do have very strong balance sheet and very strong capacity. And so we work on a very measured manner to move forward, but each month that goes by, our capacity gets larger. So I think in general, I don’t want to start quoting capacity numbers right away here, but I do think that certainly we’ll be able to maintain a very strong capacity going forward. This transaction no way slows us down or makes us kind of hold off on further strategic investments. Although I would say clearly our strategic investments are gated primarily by the attractiveness of the opportunities and the opportunities to create tremendous value for the next decade. And these kinds of opportunities aren’t lying around everywhere. We have to really make sure that we think hard and then get to know the asset well and then make very strategic investments. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology I think Scott pointed out that in the last 9 months, we’ve added potential multibillion blockbusters in our core areas of expertise beginning with A317, our checkpoint inhibitor for solid tumors, fedratinib in myelofibrosis an area that we know well and is NDA ready. And of course, we’ve been talking all morning about JCAR017 with its opportunity. The solid tumor observation, again I apologize with my colleague, Rob, in Seattle. I need to do a little bit of a triage. Rob, can you make some comments please about the broad observations of clinical activity and potential for CAR in solid tumors? Robert Hershberg Absolutely, I’m hoping that I can sound like Peter now that he’s sounding more like me. So to answer your question specifically, the data from the solid tumor programs from Juno are quite early. We’re very interested to see how these data emerge, and I’ll just direct you back to the initial slide that Mark showed with how rapidly this field is evolving. There’s no question that the proof of concept here is in heme malignancy to date. If you look at the (inaudible) over the past 5 years and now the technology emerging with engineered CARs and in particular, our understanding of how to combine I/O assets, we really feel poised that if this breaks open in solid tumors, then we humbly believe that it will, that we’re going to be better positioned than anyone in the industry to bring this to patients. So this is a field that we know is going to be emerging quickly and we’re right here. Operator Our next question will come from the line of Brian Abrahams with RBC Capital Markets. Gregory James Renza - RBC Capital Markets, LLC, Research Division - Associate Analyst This is Greg on for Brian. Just wanted to follow up a little bit on the previous question and just around certainly coming off of a very busy month with Impact and now Juno. Just wanted to get some sense how we would think about your view of looking and potentially striking on external assets in the near term over 2018. Peter N. Kellogg - Celgene Corporation - Executive VP, CFO & CAO I guess you’re asking relative to the financial capacity, Greg. Is that right? Gregory James Renza - RBC Capital Markets, LLC, Research Division - Associate Analyst Yes, to elaborate further, just also on your potential for prioritizing or reprioritizing what -- how you would look at that landscape. Peter N. Kellogg - Celgene Corporation - Executive VP, CFO & CAO Okay. So yes. So I won’t repeat myself on the capacity part. But in terms of prioritization, may be Mark and Scott and Nadim and others could pitch in thinking about how we prioritize the opportunities. Mark J. Alles - Celgene Corporation - CEO & Director I think the acquisition today and of course Scott and Nadim please jump in, but the acquisition today represents this almost perfect strategic fit with our hematology portfolio and our mission to discover, develop, commercialize these kinds of medicines where one looks at the outcomes its delivered for patients. It’s not questionable that we’re transforming or potentially transforming what is the current or against the current standard 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call of care. So I think CAR T therapy has established itself as remarkably capable of displacing existing treatment. When I think about then our footprint, Nadim has talked about that today. We are global leaders in hematology. We’re emerging and are attempting to emerge rapidly as a global leader in solid tumor oncology. This deal, this technology helps us, but we will continue to look in those 2 areas for the kind of bolt-on and transformative transactions that allow us to diversify our revenue streams through 2020 and into the next decade, that would be accretive in that window also. So Scott, Nadim, I don’t know if you want to add anything to that. Obviously I&I remains a piece of that, so maybe you can touch there. Scott Andrew Smith - Celgene Corporation - President & COO Yes, I just think we will continue from a strategic perspective, to be aggressive in the space but thoughtful. And we, as Mark said, we’re looking for assets that fit what we do hematology, solid tumors, I&I, neurology that have the potential to be transformational, that are accretive, that add revenue during the coming years, and so we’re going to continue to look for those things to fit our business that are focused on our medical need. And again, we are going to be I think categorize it as aggressive but thoughtful on what we’re doing. Mark J. Alles - Celgene Corporation - CEO & Director Yes. Thank you so much for the question. Operator And our next question will come from the line of Alethia Young with Credit Suisse. Alethia Rene Young - Crédit Suisse AG, Research Division - Research Analyst Congrats on the deal. Maybe a couple. One, I just wanted to confirm on the 2020 guide that with Juno, the partnership and the guide before and just how to think about that. And then second, I think if we listen to like some of your competitors’ comments around the CAR T, they suggested that every launch is going to go to an initial phase of time kind of the up and running. I mean, do you think there’s kind of anything you can do to cut that off there as well. Mark J. Alles - Celgene Corporation - CEO & Director Alethia, let me start and then I’ll pass over to Nadim. But relative to 2020 targets that we have out there, yes, we are very comfortable of maintaining our non-GAAP EPS target of above $12.50 per share. That is very, very comfortable with that so that is for sure locked in. And I think there is obviously some revenue coming on board that we anticipate and really we haven’t updated the targets. We had a slight range in what we provided. And so at this point, we haven’t really updated anything but this plays into that very nicely. So I think we feel very, very good about that. Clearly, we think this will be a driver for both revenue and margins and bottom line performance as you get into the next decade. We actually are encouraged by what we see as the evolving margin potential here. So we do think this is actually going to be pretty attractive. And then just in terms of the scale up and kind of the up and running aspect, I’ll pass it over to Nadim. Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology Yes. So I think a couple of things. So one, continuing the theme of kind of best-in-class profile for our assets, so that’s where we are -- that’s our starting point, the clinical differentiation that we have with our assets. Secondly, in some ways actually, being these fast follows, if you like, relative to what’s out there in the moment, I think we already have our strategy of plan of access reimbursement all those things. And we’re also learning from the marketplace. So I think we’re poised to really leapfrog and accelerate uptake, logistic, reimbursement, access issues as part of the learning we’re seeing from marketplace as well as our inherent underlying strategies. So we feel very good by the time we deliver both 2121 and JCAR017 to the marketplace, we’re going to be in very strong position for rapid uptake and penetration. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call Mark J. Alles - Celgene Corporation - CEO & Director And that’s where there’s synergy. As we talked about the firewall on development, the technologies, the knowledge base, all of that is separate in the market, Celgene’s ability to deliver a high touch experience for customers. And remember, we’re talking about hematology, so it’s the same customer base with myeloma and lymphoma largely. That’s going to provide, I think, a lot of synergy in how we provide a comprehensive suite of services, providing both of these therapeutic solutions to patients and doctors. Operator And our next question will come from the line of Ian Somaiya with BMO Capital. Mayur Amrat Somaiya - Nomura Securities Co. Ltd., Research Division - MD Let me add to the congratulations. Mark, you mentioned in your response to one of the earlier questions that you’ve been able to do patient-level diligence, I guess, of the Phase II data. I was wondering if you could just speak to what the time point was for that data cut off. I guess, thinking about the ASH presentations, which is the basis for a lot of our thinking, the data cut off was right around the October 9 time frame. Just wondering if you were able to get longer follow-up than that. Mark J. Alles - Celgene Corporation - CEO & Director Ian, thanks for the question. I’m going to make sure that my colleague, Nadim, has a chance to come in because, of course, I didn’t do the diligence. We have lots of people here who’ve done that diligence. When we summarize the diligence from the clinical review of JCAR017, we certainly looked at the homogeneity, heterogeneity of the population starting with inclusion, exclusion criteria as you would expect. But we also used the most recent data, which would have been the ASH 2017 cut off. And then I’m very aware that our Chief Medical Officer and our team working through diligence is keeping up-to-date routinely on all patient level data for safety. Nadim, did I miss anything? Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology You didn’t, and the last thing I’ll add the slide we showed is from ASH. So that’s the most recent data. Mayur Amrat Somaiya - Nomura Securities Co. Ltd., Research Division - MD Okay. And if I could just ask one on the manufacturing front. I guess, as we think about the next generation, next iteration of the manufacturing platform and the ability to just streamline the process in terms of turnaround, should we expect the industry is going there? Or is that going to be a distinct advantage for Celgene? Mark J. Alles - Celgene Corporation - CEO & Director Rob, why don’t we start with you and of course, Scott, because this -- and the integrated company, this whole manufacturing footprint as part of Scott’s organization, we’ll let him answer as well. Rob? Robert Hershberg So it’s an area that the entire field is focusing on and one of the attractive features, as we’ve mentioned throughout this call, is Juno’s major focus on process development. So if you look at the product itself, which is more defined than some of the others but more importantly, a detailed 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call understanding of how to consistently manufacture the process we think will be an advantage as we start to reduce the cycle time, again the vein-to-vein time but importantly, move towards automation and shorten the time from patient back to patient. Scott Andrew Smith - Celgene Corporation - President & COO Yes, Rob. And I believe again, it’s just to reiterate what you said. This is a competitive advantage that we see. We’re not quite there yet, but we can see a plan to get to generation 2, generation 3, generation 4 manufacturing to really cut that vein-to-vein time down to very, very much shorter than it is currently. But also importantly, I think decrease the cost of goods or the cost of producing a particular therapy as you go down from generation 1, 2, 3. Again, as we’ve done diligence but also just through our overall partnership with Juno over the years, understand that they are, I think, in a great position to be able to move to different generations of manufacturing that will be very, very important competitively. I think you see great advancements in the manufacturing process for bb2121 as well. And so I think positioning those 2 assets, being able to go to second, third generation products, which will be, not only cheaper but much more scalable and much quicker, I think could be a major competitive advantage. We need to invest in both of the programs to be able to continue to see those improvements, but we believe there’s a solid path towards future generations of products. Mark J. Alles - Celgene Corporation - CEO & Director Brian, I think, we have time for one last color. Operator Yes sir, our last question then will come from the line of Laura Chico with Raymond James. Laura K. Chico - Raymond James & Associates, Inc., Research Division - Senior Research Associate I guess, I have just really you were discussing access. And as we are thinking about that, I’m just curious, how are you thinking about, I guess, evidence-based pricing versus standard pricing paradigms? And how did that kind of factor into your peak sales assumptions? Nadim Ahmed - Celgene Corporation - President of Hematology & Oncology Yes. So in terms of access, we continue to explore a range of scenarios of how we approach access in the marketplace. I think the thing to remember, and which is going to be the discussion we’re going to have with the payers in this space, is pivoting back to the unique value proposition that CAR T offers patients, reminding payers that the transformative nature of this potential, how we execute against that is currently under consideration. But make no mistake, we’re going to continue to position this therapy as a transformational therapy in both the disease areas of lymphoma and myeloma and how we execute continues to be explored within the company. Mark J. Alles - Celgene Corporation - CEO & Director So thanks, everyone. We appreciate that you joined us a little bit earlier than how we usually communicate. But of course, it’s a big day for Celgene, for Juno and for the patients who are in our universe. Before we close, let me, once again, thank Hans Bishop and his incredible team at Juno for what they’ve created and for what are now integrated future can provide for patients. A couple of things that are important to reiterate. One, it should be very obvious that this transaction fits very strongly and very neatly into our global leadership position in hematology. Secondly, this is leapfrogging Celgene from a participant in cellular immunotherapy to a shaper of our own future in the entire field. Third, I hope we were adequate in our description of how JCAR017 and this pipeline can add blockbusters to our near-term revenue stream certainly beyond 2020, which would diversify our company and be accretive to that important window beyond 2020. As we talked about today, we intend to continue to follow outstanding science and build our company through strategic transactions, be the bolt-on or transformational. We have the firepower to do it, 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 JANUARY 22, 2018 / 1:00PM, CELG - Celgene Corp to Acquire Juno Therapeutics Inc Conference Call and we will look for those opportunities like today to be able to continue to build optionality an opportunity for our future. So thank you very much. We look forward to updating you on our progress as we get towards close and other material events around JCAR017, the pipeline and everything we’re trying to do in the cancer field. Have a great day. Operator Ladies and gentlemen, thank you for your participation on today’s conference. This will conclude our program, and you may all disconnect. Everybody, have a wonderful day. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2018, Thomson Reuters. All Rights Reserved. 11211313-2018-01-22T18:10:32.560 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.